UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported): March 14, 2017

Turner Valley Oil & Gas, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number: 0-30891

Nevada	91-1980526
(Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

3270 Sul Ross Houston, TX	77098
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 1-713-588-9453

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTION

This Registrant (Reporting Company) has elected to refer to itself, whenever possible, by normal English pronouns, such as "We", "Us" and "Our". This Form 8-K may contain forward-looking statements. Such statements include statements concerning plans, objectives, goals, strategies, future events, results or performances, and underlying assumptions that are not statements of historical fact. This document and any other written or oral statements made by us or on our behalf may include forward-looking statements which reflect our current views, with respect to future events or results and future financial performance. Certain words indicate forward-looking statements, words like "believe", "expect", "anticipate", "intends", "estimates", "forecast", "projects", and similar expressions.

Item1.01 Entry into Material Definitive Agreement

On March 14, 2017, the Company announced that it has entered into an agreement (“Acquisition Agreement”) to acquire assets from an international bitumen tanker shipping company (“Shipping Company”) focused on the commercial transportation of bitumen/asphalt products worldwide used in paving roads and highways.

Upon completion of the Acquisition, the new Shipping Company will be a wholly owned subsidiary of Turner Valley Oil & Gas, Inc.

Completion of the Acquisition is subject to a number of conditions including completion by the Company of the audits and SEC filings. Additional asset details, the investment bank and other important updates will be announced to shareholders as they are permissible via the Company’s website, SEC & OTC Filings and Press Announcements.

Item 7.01 Regulation FD Disclosure

The Company intends to issue a press release discussing its entry into an acquisition agreement for the Bitumen Tanker Assets, as noted in this filing. A copy of this press releases is provided herein as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

99.1	Press release issued by the Company on March 14, 2017

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, this Form 8-K has been signed below by the following person(s) on behalf of the Registrant and in the capacity and on the date indicated.

Turner Valley Oil and Gas, Inc.

Dated: March 14, 2017	By:	/s/ Steve Helm
Steve Helm
President/CEO/Director

3